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Exhibit 10.8

AGILENT TECHNOLOGIES, INC.

1999 STOCK PLAN

(Amendment and Restatement, Effective November 14, 2006)

        1.    Purposes of the Plan.    The purpose of this 1999 Stock Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company's continued progress and, thereby, encourage recipients to act in the stockholder's interest and share in the Company's success.

        2.    Definitions.    As used herein, the following definitions shall apply:

          (a)   "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b)   "Affiliate" means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

          (c)   "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable securities laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan.

          (d)   "Award" means a Cash Award, Stock Award, SAR, or Option granted in accordance with the terms of the Plan.

          (e)   "Award Agreement" means a written or electronic agreement between the Company and an Awardee evidencing the terms and conditions of an individual Award. The Award Agreement is subject to the terms and conditions of the Plan.

          (f)    "Awardee" means the holder of an outstanding Award.

          (g)   "Awardee Eligible to Vest" means the holder of an outstanding Award who is a full time or part time employee in active service with the Company or its Subsidiary and who is performing job duties for which he or she is compensated directly by the Company or its Subsidiary, or who is on an approved leave of absence with the Company or its Subsidiary, or who is taking vacation or sick time or otherwise approved flexible time off ("FTO") in accordance with the Company's FTO policy, on the vesting date fixed in the Award Agreement, subject to the exception in Sections 10(c), (d) and (e) below. With the exception of an individual who is on an approved leave of absence with the Company or its Subsidiary, or an individual who is taking FTO, in no event shall an individual be considered an Awardee Eligible to Vest if the individual ceases or has ceased to perform job duties for which he or she is compensated directly by the Company or its Subsidiary. The foregoing shall be true in the event that the individual, prior to ceasing to perform job duties for which he or she is compensated directly by the Company or its Subsidiary, received or provided notice of termination (irrespective of any notice period or similar period prescribed under the laws of a jurisdiction outside the United States) whether such notice of termination or transfer is lawful or unlawful under applicable employment law or is in breach of an employment contract. Continued affiliation or relationship with the Company or its Subsidiary pursuant to a statutory or contractual notice period shall not constitute continuation of an individual's status as an Awardee Eligible to Vest.

        In accordance with the definition above, Status as an Awardee Eligible to Vest will always cease upon termination or transfer of employment with the Company or its Subsidiary except as provided in Sections 10(c), (d) and (e) below.

          (h)   "Board" means the Board of Directors of the Company.

          (i)    "Cash Awards" means cash awards granted pursuant to Section 13 of the Plan.

          (j)    "Code" means the United States Internal Revenue Code of 1986, as amended.

          (k)   "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

          (l)    "Common Stock" means the common stock of the Company.

          (m)  "Company" means Agilent Technologies, Inc., a Delaware corporation.

          (n)   "Consultant" means any person, including an advisor, engaged by the Company or its Subsidiary to render services to such entity or any person who is an employee, advisor, director or consultant of an Affiliate.

          (o)   "Director" means a member of the Board.

          (p)   "Employee" means a full time or part time employee of the Company or any Subsidiary, including Officers and Directors, who is treated as an employee in the personnel records of the Company or its Subsidiary for the relevant period, but shall exclude individuals who are classified by the Company or its Subsidiary as (A) leased from or otherwise employed by a third party, (B) independent contractors, or (C) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. An Awardee shall not cease to be an Employee in the case of (i)any leave of absence approved by the Company or its Subsidiary or (ii) transfers between locations of the Company or between the Company and/or any Subsidiary. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (q)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (r)   "Fair Market Value" means, as of any date, the quoted closing sales price for such Common Stock as of such date (or if no sales were reported on such date, the closing price on the last preceding day a sale was made) as quoted on the stock exchange or a national market system, with the highest trading volume, as reported in such source as the Administrator shall determine.

          (s)   "Grant Date" means the date selected by the Administrator, from time to time, upon which Awards are granted to Participants pursuant to this Plan.

          (t)    "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (u)   "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (v)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (w)  "Option" means a conditional opportunity granted pursuant to the Plan to purchase shares of the Company's common stock at some point in the future at a price that is fixed on the date of grant. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

          (x)   "Participant" means an Employee, Director or Consultant.

          (y)   "Plan" means this 1999 Stock Plan, as amended and restated effective November 18, 2003.

          (z)   "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of a Stock Award under Section 12 of the Plan that is subject to certain restrictions as set forth in Section 12 and in the Award Agreement.

          (aa) "Share" means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

          (bb) "SAR" means a stock appreciation right granted pursuant to Section 11 of the Plan.

          (cc) "Stock Awards" means right to purchase or receive Common Stock pursuant to Section 12 of the Plan.

          (dd) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

        3.    Stock Subject to the Plan.    Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 112,800,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Preferred stock may be issued in lieu of Common Stock for Awards.

          If an Award expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto, if any, shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

        4.    Administration of the Plan.

          (a)    Procedure.

            (i)    Multiple Administrative Bodies.    The Plan may be administered by different Committees with respect to different groups of Participants.

            (ii)   Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered with respect to "covered employees" as defined by Section 162(m) of the Code by a Committee of two or more "outside directors".

            (iii)  Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

            (iv)  Other Administration.    The Board may delegate to the Executive Committee of the Board (the "Executive Committee") or other officer(s) of the Company the power to approve Awards to Participants who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, "covered employees" under Section 162(m) of the Code.

          (b)    Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

            (i)    to select the Participants to whom Awards may be granted hereunder;

            (ii)   to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

            (iii)  to approve forms of agreement for use under the Plan;

            (iv)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine; to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

            (v)   to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements, (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign tax laws, regulations and practice;

            (vi)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

            (vii) to make all determinations whether an individual is an Awardee Eligible to Vest and when such eligibility ceases;

            (viii) to modify or amend each Award, provided, however, that any such amendment is subject to Section 16(c) of the Plan and may not impair any outstanding Award unless agreed to in writing by the Awardee;

            (ix)  to allow Awardees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a value (as determined solely by the Plan Administrator or its delegate(s)) equal to the amount required to be withheld. The value of the Shares to be withheld shall be determined solely by the Plan Administrator or its delegate(s) on the date that the amount of tax to be withheld is to be determined. All elections by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

            (x)   to authorize conversion or substitution under the Plan of any or all outstanding stock options held by Awardees of an entity acquired by the Company (the "Conversion Options"). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Options may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Options shall have the same terms and conditions as Options generally granted by the Company under the Plan;

            (xi)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

            (xii) to delegate day-to-day administration and operation of the Plan and the authority to make administrative decisions and adopt rules and procedures relating to the operation and administration of the Plan to an officer of the Company and his or her delegates;

            (xiii) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

          (c)    Effect of Administrator's Decision.    The Administrator's decisions, determinations and interpretations shall be final and binding on all Awardees.

        5.    Eligibility.    Awards may be granted to Participants, provided, however, that Incentive Stock Options may be granted only to Employees.

        6.    Limitations.

          (a)   Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (b)   For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave an Awardee's employment with the Company shall be deemed terminated for Incentive Stock Option purposes and any Incentive Stock Option held by the Awardee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option three (3) months thereafter.

          (c)   No Participant shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving a Participant the right to continue in the employ of or service to the Company, its Subsidiaries or Affiliates. Further, the Company, its Subsidiaries and Affiliates expressly reserve the right, at any time, to dismiss a Participant at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

          (d)   The following limitations shall apply to grants of Options and SARs:

            (i)    No Participant shall be granted, in any fiscal year of the Company, Options to purchase or SARs for more than 1,000,000 Shares.

            (ii)   In connection with his or her initial service, a Participant may be granted Options to purchase or SARs for up to an additional 1,000,000 Shares that shall not count against the limit set forth in subsection (i) above. The aggregate number of shares underlying Stock Awards granted in any fiscal year to an individual under the Stock Plan may not exceed 2,000,000.

            (iii)  The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 15.

            (iv)  If an Option or SAR is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 15), the cancelled Option or SAR will be counted against the limits set forth in subsections (i) and (ii) above.

            (v)   SARs to be granted under this Plan shall not exceed 5% of the total shares reserved for issuance under the Plan;

            (vi)  No more than 10% of the total shares reserved for issuance under the Plan will constitute Restricted Stock granted under this Plan;

            (vii) No more than 20% of the total shares reserved for issuance under the Plan will constitute Nonstatutory Stock Options, with an exercise price less than Fair Market Value on the Grant Date, granted under this Plan; and

            (viii) Nonstatutory Stock Option with an exercise price less than Fair Market Value on the Grant Date shall not be granted to any Officer.

        7.    Term of Plan.    Subject to Section 21 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 16 of the Plan.

        8.    Term of Award.    The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement.

        9.    Option Exercise Price and Consideration.

          (a)    Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

            (i)    In the case of an Incentive Stock Option the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

            (ii)   In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than seventy-five per cent (75%) of the Fair Market Value per Share on the Grant Date. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

            (iii)  Notwithstanding the foregoing, at the Administrator's discretion, Conversion Options (as defined in Section 4(b)(xi)) may be granted with a per Share exercise price of less than 75% of the Fair Market Value per Share on the Grant Date.

            (iv)  Other than in connection with a change in the Company's capitalization (as described in Section 15(a)), Options may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such Incentive Stock Options or Nonstatutory Stock Options; provided, however, that the Company may effect a one-time exchange offer to be commenced in the discretion of the Committee no sooner than March 4, 2003 pursuant to which Employees granted Options pursuant to this Plan with an exercise price greater than $25.00 per share shall be given the one-time opportunity to elect to cancel such unexercised Options (the "Cancelled Options"), in exchange for the grant of replacement Options to purchase Shares of Common Stock in accordance with the exchange ratios set out below for each Share underlying the Cancelled Options (the "Replacement Options").

Exercise Price Range	Exchange Ratio [Cancelled to New]
$25.01 to $39.99	1.5 to 1
$40.00 to $69.99	2.0 to 1
$70.00 to $89.99	2.5 to 1
$90.00 and above	4.0 to 1

            Replacement Options shall be granted no less than six months and one day following the cancellation of the Cancelled Options, at a per Share exercise price equal to 100% of the Fair Market Value per Share on the Grant Date, and shall be granted to those who elected to participate, subject to continued employment with the Company. Except in certain countries outside of the United States as determined by the Committee in its sole discretion, each Replacement Option shall have a term equal to the remaining term of the Cancelled Option. Except in certain countries outside of the United States as determined by the Committee in its sole discretion, each Replacement Option shall be scheduled to vest as to 50% of the Shares subject thereto on the first anniversary of the Grant Date and as to the remaining 50% of the Shares subject thereto on the second anniversary of the Grant Date, subject to continued employment with the Company. Notwithstanding the foregoing, the Company's Directors, Named Executive Officers specified in the Company's Proxy Statement for the 2003 Annual Meeting, other Officers and non-U.S. Participants as determined in the sole discretion of the Committee shall not participate in this exchange offer, and this exchange offer will be structured so that the Company avoids incurring compensation charges for financial accounting purposes.

          (b)    Vesting Period and Exercise Dates.    At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

          (c)    Form of Consideration.    The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the Grant Date. Acceptable forms of consideration may include:

            (i)    cash;

            (ii)   check or wire transfer (denominated in U.S. Dollars);

            (iii)  other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Awardee for more than six months on the date of surrender, and (B) have a value (as determined solely by the Plan Administrator or its delegate(s) based upon the NYSE closing price of the underlying shares on the trading day prior to the date of exercise) on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

            (iv)  consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

            (v)   any combination of the foregoing methods of payment; or

            (vi)  such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

        10.    Exercise of Option.

          (a)    Procedure for Exercise; Rights as a Shareholder.    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement. An Option shall continue to vest during any authorized leave of absence and such Option may be exercised to the extent vested during such leave, unless otherwise terminated in accordance with its terms. An Option may not be exercised for a fraction of a Share.

            An Option shall be deemed exercised when the Company or its duly authorized agent receives: (i) an executed exercise agreement, where required by the Plan Administrator or its delegate(s), (ii) full payment for the Shares with respect to which the related Option is exercised, and (iii) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes due upon such exercise.

            Shares issued upon exercise of an Option shall be issued in the name of the Awardee or, if requested by the Awardee, in the name of the Awardee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

            Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b)    Cessation of Eligibility to Vest.    If an individual ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Sections 10(c), (d) and (e) below, such Awardee's unvested Option shall terminate immediately. On the date such individual ceases to be an Awardee Eligible to Vest, the Shares covered by the unvested portion of his or her Option shall revert to the Plan.

            Unless otherwise provided for by the Administrator in the Award Agreement, the vested Option of an individual who ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Sections 10(c), (d) and (e) below, shall be exercisable for 3 months after the date such individual ceases to be an Awardee Eligible to Vest, or if earlier, the expiration of the term of such Option. If, for any reason, the Awardee does not exercise his or her vested Option within the appropriate exercise period set forth above, the Option shall automatically terminate, and the Shares covered by such Option shall revert to the Plan.

          (c)    Disability or Retirement of Awardee.    Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee's total and permanent disability or retirement due to age, in accordance with the Company's or its Subsidiary's retirement policy, all unvested Options shall immediately vest and the Awardee may exercise his or her Option within three (3) years of the date of such disability or retirement for a Nonstatutory Stock Option, within three (3) months of the date of such disability or retirement for an Incentive Stock Option, or if earlier, the expiration of the term of such Option. If, for any reason, the Awardee does not exercise his or her Option within the time specified herein, the Option shall automatically terminate, and the Shares covered by such Option shall revert to the Plan.

          (d)    Death of Awardee.    Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee dies while an Employee, all unvested Options shall immediately vest and all Options may be exercised for one (1) year following the Awardee's death, or if earlier, the expiration of the term of such Option. The Option may be exercised by the beneficiary designated by the Awardee (as provided in Section 17), the executor or administrator of the Awardee's estate or, if none, by the person(s) entitled to exercise the Option under the Awardee's will or the laws of descent or distribution. If, for any reason, the Option is not so exercised within the time specified herein, the Option shall automatically terminate, and the Shares covered by such Option shall revert to the Plan.

          (e)    Voluntary Severance Incentive Program and Workforce Management Program.    If an Awardee ceases to be an Awardee Eligible to Vest as a result of participation in the Company's or its Subsidiary's voluntary severance incentive program approved by the Board or Executive Committee, any unvested Option and/or SAR shall immediately vest and any outstanding Option and/or SAR shall be exercisable for three (3) months after the date such individual ceases to be an Awardee Eligible to Vest, (or such other period of time as provided for by the Administrator) or if earlier, the expiration of the term of such Option and/or SAR. If, for any reason, the Option is not so exercised within the time specified herein, the Option shall automatically terminate, and the Shares covered by such Option shall revert to the Plan. If, for any reason, the Awardee fails to exercise his or her SAR within the specified time period, the SAR shall terminate.

            If an Awardee ceases to be an Awardee Eligible to Vest as a result of participation in the Company's Workforce Management Program, any unvested Option and/or SAR granted after August 28, 2001shall immediately vest and any outstanding Option and/or SAR shall be exercisable for three (3) months following the date such individual ceases to be an Awardee Eligible to Vest, or if earlier, the expiration of the term of such Option and/or SAR. If, for any reason, the Option and/or SAR are not exercised within the time specified herein, the Option shall automatically terminate, and the Shares covered by such Option shall revert to the Plan. If, for any reason, the Awardee fails to exercise his or her SAR within the specified time period, the SAR shall terminate.

          (f)    Buyout Provisions.    At any time, the Administrator may, but shall not be required to, offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Awardee at the time that such offer is made.

        11.    SARs.

          (a)    General.    The Administrator may grant SARs to Participants subject to the terms and conditions not inconsistent with the Plan and determined by the Administrator. The terms and conditions shall be provided for in the Award Agreement which may be delivered in writing or electronically. SARs shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Award Agreement.

          (b)    Exercise.    Upon the exercise of a SAR, in whole or in part, an Awardee shall be entitled to a cash payment in an amount equal to the difference between the value (as determined solely by the Plan Administrator or its delegate(s) based upon the NYSE closing price of the underlying shares on the trading day prior to the date of exercise) of a fixed number of shares of Common Stock covered by the exercised portion of the SAR on the date of such exercise, over the Fair Market Value of the Common Stock covered by the exercised portion of the SAR on the Grant Date; provided, however, that the Administrator may place limits on the aggregate amount that may be paid upon the exercise of a SAR. The Company's obligation arising upon the exercise of a SAR will be paid in cash.

          (c)    Method of Exercise.    A SAR shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company or its duly authorized agent in accordance with the terms of the SAR by the person entitled to exercise the SAR. The SAR shall cease to be exercisable to the extent it has been exercised.

          (d)    Cessation of Eligibility to Vest.    Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Sections 10(e) above and 11(e) and (f) below, the Awardee's unvested SAR, shall terminate immediately upon the date such individual ceases to be an Awardee Eligible to Vest.

          Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Sections 10(e) above and11(e) and (f) below, the Awardee's vested SAR shall be exercisable for 3 months after the date such individual ceases to be an Awardee Eligible to Vest, or if earlier, the expiration of the term of such SAR. If, for any reason, the Awardee fails to exercise his or her SAR within the specified time period, the SAR shall terminate.

          (e)    Disability or Retirement of Awardee.    Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee's total and permanent disability or retirement due to age, in accordance with the Company's or its Subsidiary's retirement policy, the SAR shall immediately vest. The Awardee may exercise his or her SAR within three (3) three years after the date such individual ceases to be an Awardee Eligible to Vest as a result of the Awardee's total and permanent disability or retirement or, if earlier, the expiration of the term of such SAR. If, for any reason, the Awardee fails to exercise his or her SAR within the specified time period, the SAR shall terminate.

          (f)    Death of Awardee.    Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee dies while an Employee, the SAR shall immediately vest and be exercisable for (1) one year following the Awardee's death or, if earlier, the expiration of the term of such SAR. The SAR may be exercised by the beneficiary designated by the Awardee (as provided in Section 17), the executor or administrator of the Awardee's estate or, if none, by the person(s) entitled to exercise the SAR under the Awardee's will or the laws of descent or distribution. If, for any reason, the SAR is not so exercised within the specified time period, the SAR shall terminate.

          (g)    Buyout Provisions.    At any time, the Administrator may, but shall not be required to, offer to buy out for a payment in cash or Shares, SAR previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Awardee at the time that such offer is made.

        12.    Stock Awards.

          (a)    General.    Stock Awards, including but not limited to Restricted Stock, may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Administrator determines that it will offer a Stock Award under the Plan, it shall advise the Awardee in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the offer, including the number of Shares that the Awardee shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Awardee must accept such offer. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator. The Administrator will require that all shares subject to a right of repurchase or forfeiture be held in escrow until such repurchase right or risk of forfeiture lapses. The grant or vesting of a stock award may be made contingent on achievement of performance conditions, including net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, and other financial objectives, customer satisfaction indicators and guaranteed efficiency measures, each with respect to Agilent and/or an individual business unit.

          (b)    Forfeiture.    Unless the Administrator determines otherwise, any unvested Stock Award shall be forfeited immediately after the date upon which an individual ceases to be an Awardee Eligible to Vest, except as described in Section 12(c), (d) and (e). To the extent that the Awardee purchased the Stock Award, the Company shall have a right to repurchase the unvested Stock Award at the original price paid by the Awardee upon Awardee ceasing to be a Participant for any reason, except as provided below in Sections 12(c), (d) and (e) below.

          (c)    Disability or Retirement of Awardee.    Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee's total and permanent disability or retirement due to age, in accordance with the Company's or its Subsidiary's retirement policy, any unvested Stock Award shall continue to vest, provided the following conditions are met:

            (i)    The Awardee shall not render services for any organization or engage directly or indirectly in any business which, in the opinion of the Administrator, competes with, or is in conflict with the interest of, the Company. The Awardee shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organizations as long as they are listed upon a recognized securities exchange or traded over-the-counter, or as long as such investment does not represent a substantial investment to the Awardee or a significant (greater than 10%) interest in the particular organization. For the purposes of this subsection, a company (other than a Subsidiary) which is engaged in the business of producing, leasing or selling products or providing services of the type now or at any time hereafter made or provided by the Company shall be deemed to compete with the Company;

            (ii)   The Awardee shall not, without prior written authorization from the Company, use in other than the Company's business, any confidential information or material relating to the business of the Company, either during or after employment with the Company;

            (iii)  The Awardee shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Awardee during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries; and

            (iv)  An Awardee retiring due to age shall render, as a Consultant and not as an Employee, such advisory or consultative services to the Company as shall be reasonably requested by the Board or the Executive Committee in writing from time to time, consistent with the state of the retired Awardee's health and any employment or other activities in which such Awardee may be engaged. For purposes of this Plan, the Awardee shall not be required to devote a major portion of time to such services and shall be entitled to reimbursement for any reasonable out-of-pocket expenses incurred in connection with the performance of such services.

          (d)    Death of Awardee.    Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee dies while an Employee, the Stock Award shall immediately vest and all forfeiture provisions and repurchase rights shall lapse as to a prorated number of shares determined by dividing the number of whole years since the Grant Date by the number of whole years between the Grant Date and the date that the Stock Award would have fully vested (as provided for in the Award Agreement). The vested portion of the Stock Award shall be delivered to the beneficiary designated by the Awardee (as provided in Section 17), the executor or administrator of the Awardee's estate or, if none, by the person(s) entitled to receive the vested Stock Award under the Awardee's will or the laws of descent or distribution.

          (e)    Voluntary Severance Incentive Program.    If an Awardee ceases to be an Awardee Eligible to Vest as a result of participation in the Company's or its Subsidiaries' voluntary severance incentive program approved by the Board or Executive Committee, the Stock Award shall immediately vest and all forfeiture provisions and repurchase rights shall lapse as to a prorated number of shares determined by dividing the number of whole years since the Grant Date by the number of whole years between the Grant Date and the date that the Stock Award would have fully vested (as provided for in the Award Agreement).

          (f)    Rights as a Shareholder.    Unless otherwise provided for by the Administrator, once the Stock Award is accepted, the Awardee shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her acceptance of the Stock Award is entered upon the records of the duly authorized transfer agent of the Company.

        13.    Cash Awards.    Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Administrator determines that it will offer a Cash Award, it shall advise the Awardee in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award.

        14.    Non-Transferability of Awards.    Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the Awardee, only by the Awardee. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

        15.    Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

          (a)    Changes in Capitalization.    Subject to any required action by the shareholders of the Company, if any change is made to the Common Stock subject to the Plan, or subject to any Award (including but not limited to the number and kind of shares of Common Stock), which change results from a stock split, reverse stock split, stock dividend, merger, consolidation, reorganization, recapitalization, reincorporation, spinoff, dividend in property other than cash, liquidation dividend, exchange of shares, combination or reclassification of the Common Stock, or any other increase, decrease or change in the number or characteristics of outstanding shares of Common Stock effected without receipt of consideration by the Company),the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan, the maximum number of securities subject to award to any person under the Plan as provided in order to comply with the requirements of Section 162(m) of the Code, and the outstanding Awards will be appropriately adjusted in the class(es) and number of securities and price per share of the securities subject to such outstanding Awards; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the securities subject to an Award.

          (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option or SAR to be fully vested and exercisable until ten (10) days prior to such transaction, or such shorter administratively reasonable period of time as the Administrator may establish in its discretion. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

          (c)    Merger or Asset Sale.    With respect to Awards granted on or after November 18, 2003, in the event there is a Change of Control, as defined below, all Options and SARs will fully vest immediately prior to the closing of the transaction and all restrictions on Cash Awards or Stock Awards will lapse immediately prior to the closing of the transaction. The foregoing shall not apply where such Options, SARs, Cash Awards and Stock Awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued stock options and SARs shall be able to acquire such publicly traded securities.

        With respect to Awards granted before November 18, 2003 that have not been modified by the Board with respect to a Change in Control, in the event there is a Change of Control, the Board may, in its discretion, (A) provide for the assumption, conversion or substitution of, continuation of, or adjustment to, each outstanding Award, (B) accelerate the vesting of Options and SARs and terminate any restrictions on Cash Awards or Stock Awards or (C) provide for the cancellation of Awards for a cash payment to the Awardee.

        For the purposes of this Section 15(c), "Change of Control" means the occurrence of any of the following events:

            (i)    The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of the Company to a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) which will continue the business of the Company in the future; or

            (ii)   A merger or consolidation (or similar form of reorganization) involving the Company in which the shareholders of the Company immediately prior to such merger or consolidation are not the beneficial owners (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of more than 75% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of the Company immediately prior to such merger or consolidation; or

            (iii)  A merger or consolidation (or similar form of reorganization) involving the Company in which occurs the acquisition of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of at least 25% of the total voting power of the outstanding voting securities of the Company by a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act).

        16.    Amendment and Termination of the Plan.

          (a)    Amendment and Termination.    The Board may at any time amend, alter, suspend or terminate the Plan.

          (b)    Shareholder Approval.    The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c)    Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Awardee and the Administrator, which agreement must be in writing and signed by the Awardee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

        17.    Designation of Beneficiary.

          (a)   An Awardee may file a written designation of a beneficiary who is to receive the Awardee's rights pursuant to Awardee's Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with Hewlett-Packard Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee. Such designations may be subject to local law and accordingly may be unenforceable in certain jurisdictions.

          (b)   Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee's death, the Company shall, subject to local law, allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award.

        18.    Legal Compliance.    Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        19.    Inability to Obtain Authority.    To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        20.    Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

        21.    Shareholder Approval.    The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months of the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

        22.    Notice.    Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

        23.    Governing Law; Forum.    This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware. Any proceeding arising out of or relating to this Plan may be brought only in the state or federal courts located in the Northern District of California. The Company and the Participants irrevocably submit to the exclusive jurisdiction of such courts in any such proceeding, waive any objection to venue or to convenience of forum, agree that all claims in respect of any proceeding shall be heard and determined only in such courts and agree not to bring any proceeding arising out of or relating to the Plan in any other court, whether inside or outside of the United States

        24.    Unfunded Plan.    Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards of Shares under this Plan, any such accounts will be used merely as a bookkeeping convenience. Except for the holding of Restricted Stock in escrow pursuant to Section 12, the Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Awardee with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation, which may be created by this Plan.

Addendum to the Agilent Technologies, Inc. 1999 Stock Plan

Pursuant to Section 4(b)(vi) of the Plan the following modifications to the Plan will apply in the countries as set forth below:

  AUSTRALIA

        Pursuant to Section 4(b)(vi) of the Plan the following modifications to the Plan will apply in Australia:

  (1) Purpose

        This Addendum (the "Australian Addendum") to the Agilent Technologies, Inc 1999 Stock Plan (the "U.S. Plan") is hereby adopted to set forth certain rules which, together with the provisions of the U.S. Plan which are not modified hereby, shall govern the operation of the Plan with respect to Australian-resident employees of Agilent Technologies, Inc. ("Agilent") and its Australian subsidiaries (the "Australian Subsidiaries"). The Plan is intended to comply with the provisions of the Corporations Act 2001, ASIC Policy Statement 49 and any ASIC exemption instrument issued pursuant to that Policy Statement.

  (2) Definitions

        Except as set forth below, capitalised terms used herein shall have the meaning ascribed to them in the U.S. Plan. In the event of any conflict between these provisions and the U.S. Plan, these provisions shall prevail.

        For the purposes of this Australian Addendum:

  "Agilent" means Agilent Technologies, Inc.

  "ASIC" means the Australian Securities and Investments Commission;

  "Australian Offerees" means all persons to whom an offer or invitation of shares of Common Stock in Agilent is made in Australia under the Plan;

  "Common Stock" means the shares of common stock of Agilent;

  "Company" means Agilent or its duly authorised Australian Subsidiaries;

  "Options" means options to acquire shares of common stock in Agilent;

  "Plan" means collectively the U.S. Plan and the Australian Addendum; and

  "U.S. Plan" means the Agilent Technologies, Inc. 1999 Stock Plan.

  (3) Australian Offerees

        The offer under the Plan must be extended only to Australian Offerees who at the time of the offer are full or part-time employees or directors of the Company.

  (4) No Contribution Plan or Trust

        The offer under the Plan must not involve a contribution plan or any offer, issue or sale being made through a trust.

  (5) Form of Awards

        Only Common Stock and Options to acquire Common Stock shall be awarded to Australian-resident employees under the Plan. All Options will be granted to Australian Offerees at no cost to them.

  (6) Australian Offer Document

          (6.1) Copy of Plan

            The offer must be in writing and must include or be accompanied by a copy of the rules of the Plan. A document describing certain terms of offers of Options (the "Offer Document") will be distributed to Australian Offerees.

          (6.2) Australian Dollar Equivalent of Exercise Price

            The Offer Document must specify the Australian dollar equivalent of the exercise price of the Options at the date of the offer.

          (6.3) Updated Pricing Information

            The Offer Document must include an undertaking that, and an explanation of the way in which, the Company will, during the option term and within a reasonable period of an offeree so requesting, make available to the Australian Offeree the Australian dollar equivalent of the current market price of the shares of Common Stock and the Australian dollar equivalent of the exercise price for the Options, as at the date of the offeree's request.

            For the purposes of this clause 6.3, the current market price of a share of Common Stock shall be taken as the price published by the operator of the New York Stock Exchange as the final price for the previous trading day. Please note that for Australian tax purposes, market value is defined differently, as described in the Offer Document.

  (7) Exchange Rate for Australian Dollar Equivalent of a Price

        For the purposes of clauses 6.2 and 6.3, the Australian dollar equivalent of the exercise price for the Options and current market price for a share of Common Stock shall be calculated by reference to the Australian/U.S. dollar exchange rate published by an Australian bank on the preceding business day.

  (8) Loan or Financial Assistance

        If the Company offers an Australian Offeree any loan or other financial assistance for the purpose of acquiring the Common Stock to which the offer relates, the Offer Document must disclose the conditions, obligations and risks associated with such loan or financial assistance.

  (9) Restriction on Capital Raising: 5% limit

        In the case of any offer or invitation of unissued shares of Common Stock or Options for issue, the number of shares of Common Stock that are the subject of the offer or invitation to Australian residents or to be received on exercise of an Option must not exceed 5% of the total number of issued shares in that class of Agilent as at the time of the offer or invitation.

        In calculating the number of shares, the following must be counted:

          (a)   the number of shares of Common Stock in the same class which would be issued to Australian residents were each outstanding offer or invitation or Option to acquire unissued shares of Common Stock, being an offer or invitation made or Option acquired pursuant to an employee share scheme extended only to employees (including directors) of Agilent and its associated bodies corporate, to be accepted or exercised (as the case may be); and

          (b)   the number of shares of Common Stock in the same class issued to Australian residents during the previous five years pursuant to the employee share scheme or any other employee share scheme extended only to employees (including directors) of Agilent and its associated bodies corporate.

        In calculating the number of shares of Common Stock for the purposes of this paragraph 9, shares of Common Stock offered in the following circumstances shall be disregarded:

          (a)   offers to people situated outside Australia at the time of the offer;

          (b)   offers that were excluded offers or invitations within the meaning of the Corporations Law as it stood prior to 13 March 2000; and

          (c)   offers that did not require disclosure to investors pursuant to Section 708 of the Corporations Act 2001.

  (10) Lodgment of Offer Document with the ASIC

        A copy of the Offer Document (which need not contain details of the offer particular to the offeree or the identity or entitlement of the offeree) and each accompanying document shall be filed with ASIC no later than seven days after the provision of that material to the Australian Offerees.

  (11) Compliance with Undertakings

        The Company must comply with any undertaking required to be made in the Offer Document, including the undertaking to provide updated pricing information on request.

*            *            *            * *

  BRAZIL

        All stock options granted in Brazil will only be exercisable using the cashless exercise method. Both full cashless exercise (proceeds remitted in cash) and partial cashless exercise (proceeds remitted in stock) may be permitted. Cash exercises are prohibited.

  CHINA

        All stock options granted in China will only be exercisable using the cashless exercise method. Only full cashless exercise (proceeds remitted in cash) will be permitted. Cash exercises are prohibited.

  FRANCE

        All options granted in France shall be subject to the additional terms and conditions of the Agilent Technologies, Inc. Sub-Plan for French Employees.

  INDIA

        All options granted in India shall be subject to the additional terms and conditions of the Agilent Technologies, Inc. India Cashless Stock Option Sub-Plan.

  ISRAEL

        All stock options granted in Israel will only be exercisable using the cashless exercise method. Only full cashless exercise (proceeds remitted in cash) will be permitted. Cash exercises are prohibited.

  ITALY

        All stock options granted in Italy will only be exercisable using the cashless exercise method. Only full cashless exercise (proceeds remitted in cash) will be permitted. Cash exercises are prohibited.

  SWITZERLAND

        Notwithstanding Section 8 herein, options granted in Switzerland shall have a term of ten (10) years and six (6) months.

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AGILENT TECHNOLOGIES, INC. 1999 STOCK PLAN (Amendment and Restatement, Effective November 14, 2006)
Addendum to the Agilent Technologies, Inc. 1999 Stock Plan